Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the inclusion in this Annual Report on Form 40-F as at December 31, 2011 and 2010 and January 1, 2010 and for the years ended December 31, 2011 and 2010 of Cascades Inc. of our report dated March 19, 2012, relating to the consolidated financial statements, which appears in the Exhibit incorporated by reference in this Annual Report.

We also consent to reference to us under the heading “Interests of Experts” in the Annual Information Form incorporated by reference in this Annual Report on Form 40-F which is incorporated by reference in such Registration Statement.

/s/ PricewaterhouseCoopers LLP1

Montréal, Canada

March 29, 2012

1 Chartered accountant auditor permit no. 12300